Exhibit 99.1

Biodel Announces Effectiveness of Reverse Stock Split

Common stock will begin trading on split-adjusted basis on June 12, 2012

DANBURY, Conn, June 11, 2012 -- Biodel Inc. (NASDAQ:  BIOD) today announced that its Board of Directors has approved a reverse split of its common stock (the “Reverse Stock Split”) at a ratio of one-for-four.  The Company's common stock will begin trading on a split-adjusted basis when the NASDAQ Capital Market opens on June 12, 2012.

At Biodel’s annual meeting of stockholders held on March 8, 2012, the stockholders granted the Board of Directors the authority to approve and proceed with the Reverse Stock Split, in the Board’s discretion.  The purpose of Reverse Stock Split is to raise the per share trading price of Biodel’s common stock to regain compliance with the $1.00 per share minimum bid price requirement for continued listing of Biodel’s common stock on The NASDAQ Capital Market.

The Reverse Stock Split became effective at 5:00 p.m. Eastern Daylight Time on June 11, 2012.  The Reverse Stock Split will be effective for trading purposes at the opening of the market on June 12, 2012.  Due to the Reverse Stock Split, Biodel’s common stock will now trade under a new CUSIP number, 09064M 204.  The common stock will continue to trade under the symbol BIOD.

As a result of the Reverse Stock Split, each outstanding share of Biodel common stock was automatically changed into one-quarter of a share of common stock.  Also, as previously announced, the number of authorized shares of Biodel common stock was fixed on a post-split basis at 25,000,000 in connection with the Reverse Stock Split.

No fractional shares will be issued as a result of the Reverse Stock Split.  Holders of common stock who would otherwise receive a fractional share of common stock pursuant to the Reverse Stock Split will receive cash in lieu of the fractional share.

Continental Stock Transfer & Trust Company is the exchange agent for the Reverse Stock Split and will distribute a letter of transmittal to record holders with instructions for the surrender and exchange of old stock certificates and for receiving cash in lieu of fractional shares, if applicable.  Stockholders who hold their shares in “street name” will be contacted by their banks or brokers with any instructions.

For more information on the Reverse Stock Split, please refer to Biodel’s proxy materials for its most recently held annual meeting of stockholders, which can be accessed through Biodel’s website at http://investor.biodel.com/secfiling.cfm?filingID=1145443-12-54.

 About Biodel

Biodel Inc. is a specialty biopharmaceutical company focused on the development and commercialization of innovative treatments for diabetes that may be safer, more effective and more convenient for patients.  We develop our product candidates by applying our proprietary formulation technologies to existing drugs in order to improve their therapeutic profiles.  For further information regarding Biodel, please visit the company's website at www.biodel.com.

Safe-Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements include statements about future activities related to the clinical development plans for the company's drug candidates, including the potential timing, design and outcomes of clinical trials; and the company's ability to develop and commercialize product candidates.  Forward-looking statements represent our management's judgment regarding future events.  All statements, other than statements of historical facts, including statements regarding our strategy, future operations, future clinical trial results, future financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements.  The words "anticipates," "believes," "could," "estimates," "expects," "intends," "may," "plans," "potential," "predicts," "projects," "should," "will," "would" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.  The company's forward-looking statements are subject to a number of known and unknown risks and uncertainties that could cause actual results, performance or achievements to differ materially from those described or implied in the forward-looking statements, including, but not limited to, the success of our product candidates, particularly our proprietary formulations of injectable insulin that are designed to be absorbed more rapidly than the "rapid-acting" mealtime insulin analogs presently used to treat patients with Type 1 and Type 2 diabetes; our ability advance a proprietary insulin formulation into a Phase 2 clinical trial in a timely manner; our ability to conduct pivotal clinical trials, other tests or analyses required by the U.S. Food and Drug Administration, or FDA, to secure approval to commercialize a proprietary formulation of injectable insulin; our ability to secure approval from the FDA for our product candidates under Section 505(b)(2) of the Federal Food, Drug, and Cosmetic Act; the progress, timing or success of our research, development and clinical programs, including any resulting data analyses; our ability to develop and commercialize a proprietary formulation of injectable insulin that may be associated with less injection site discomfort than Linjeta™ (formerly referred to as VIAject®), which is the subject of a complete response letter we received from the FDA; our ability to enter into collaboration arrangements for the commercialization of our product candidates and the success or failure of any such collaborations into which we enter, or our ability to commercialize our product candidates ourselves; our ability to protect our intellectual property and operate our business without infringing upon the intellectual property rights of others; the degree of clinical utility of our product candidates; the ability of our major suppliers to produce our products in our final dosage form; our commercialization, marketing and manufacturing capabilities and strategies; our ability to accurately estimate anticipated operating losses, future revenues, capital requirements and our needs for additional financing; and other factors identified in our most recent report on Form 10-Q for the quarter ended March 31, 2012.  The company disclaims any obligation to update any forward-looking statements as a result of events occurring after the date of this press release.

BIOD-G

Contact: Seth D. Lewis, +1-646-378-2952

SOURCE Biodel Inc.